UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2020

UNIVERSAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Virginia	001-00652	54-0414210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9201 Forest Hill Avenue, Richmond, Virginia 23235

(Address of Principal Executive Offices) (Zip Code)

(804) 359-9311

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of exchange on which registered:
Common Stock, no par value	UVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Change in Control Severance Policy

On May 26, 2020, at the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Universal Corporation (the “Company”), the Board approved and adopted the Universal Corporation Executive Change in Control Severance Policy (the “Policy”), which Policy is immediately effective. Participants in the Policy (“Participants”) are selected by the Committee, from time to time, from among the officers and other key employees of the Company and Affiliated Companies (as defined in the Policy) and shall be designated as either “Category 1” Participants, “Category 2” Participants, or “Category 3” Participants. Currently, Mr. George C. Freeman III, the Company’s Chairman, President, and Chief Executive Officer, is designated a Category 1 Participant. The members of the Executive Committee of Universal Leaf Tobacco Company, Inc. (“Universal Leaf”) are designated as Category 2 Participants, and U.S.-based Vice Presidents and above of the Company and Universal Leaf, and Senior Vice Presidents and above of Universal Global Ventures, Inc., are designed as Category 3 Participants.

If the Company, within three years following a Change in Control (as defined in the Policy) or, in limited circumstances described in the Policy, within thirty days prior to a Change in Control, terminates the employment of a Participant other than due to “Cause” (as defined in the Policy), death or “Disability” (as defined in the Policy), or if a Participant, within three years following a Change in Control, terminates the Participant’s employment with the Company for “Good Reason” (as defined in the Policy) and absent Cause, the Company will make certain severance payments and provide certain benefits to the Participant, subject to applicable tax withholding, generally as follows:

•	A cash severance payment based on the Participant’s designated category:

•	Category 1 Participants receive 2.5 times the sum of their then-current Annual Base Salary and Annual Bonus (as such terms are defined in the Policy).

•	Category 2 Participants receive 2.0 times the sum of their then-current Annual Base Salary plus Annual Bonus.

•	Category 3 Participants receive 1.0 times the sum of their then-current Annual Base Salary plus Annual Bonus.

•	A cash payment equal to 12.0 times one month of COBRA premiums for continued group medical, vision and dental coverage.

In each case, receipt of any compensation or benefits under the Policy is subject to the Participant’s execution of a severance agreement, which contains a release of claims and restrictive covenants (including non-compete, non-solicitation and confidentiality provisions). However, even if the Participant does not execute the severance agreement, the Participant will receive certain accrued and vested benefits not yet paid and a pro-rated current year bonus (based on actual performance and paid when other executives are paid).

If any of the payments provided for under the Policy or otherwise payable to a participant would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the participant will be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the participant.

The Company may amend or terminate the Policy and exhibits at any time before a Change in Control. For the 3-year period following a Change in Control, the Company may not amend or terminate the Policy or exhibits without the Participant’s consent if the amendment or termination would have a material detriment effect on the rights of the Participant. The Compensation Committee will be the administrator of the Policy.

The foregoing is a summary of the material terms of the Policy, does not purport to be complete and is qualified in its entirety by reference to the complete text of the Policy, a copy of which is filed herewith as Exhibit 10.1 and made a part hereof.

Termination of Existing Change in Control Agreements

As a result of the adoption of the Policy, existing change in control agreements previously entered into with certain executive officers (the “Prior CIC Agreements”) have been terminated and will be superseded by the Policy, including: (i) that certain Change-in-Control Agreement, dated November 10, 2008, between the Company and Mr. Freeman, and (ii) that certain Change-in-Control Agreement, dated November 10, 2008, between the Company and Mr. Preston D. Wigner, the Company’s Vice President, General Counsel and Secretary. Messrs. Freeman and Wigner have entered into certain Termination of Change in Control Agreements acknowledging and agreeing that, effective immediately, their respective Prior CIC Agreement has been terminated in its entirety and is of no further force or effect, and they shall each become a Participant in the Policy in accordance with the terms and provisions of the Policy.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Universal Corporation Change in Control Severance Policy

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNIVERSAL CORPORATION (Registrant)

Date: May 29, 2020	By:	/s/ Preston D. Wigner
Preston D. Wigner
Vice President, General Counsel, and Secretary